Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 77 to Registration Statement No. 2-14660 on Form N-1A of our report dated November 19, 2013 relating to the financial statements and financial highlights of FPA Paramount Fund, Inc. appearing in the Annual Report on Form N-CSR of FPA Paramount Fund, Inc. for the year ended September 30, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

Los Angeles, California	/s/ Deloitte & Touche LLP
January 28, 2014	Deloitte & Touche LLP